July 27, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

WAVERLY, INC.

We have read Item 4 of Waverly, Inc.'s Form 8-K dated July 27, 1995 and are in agreement with the statements contained in paragraphs (a), (b), (c) and
(d) therein with respect to statements pertaining yo Price Waterhouse LLP.

Yours very truly,

Price Waterhouse LLP